Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES CONFERENCE CALL

- Conference Call Scheduled for 8:00 a.m. ET, Monday, October 11 -

RALEIGH, NC, October 8, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) will host a conference call at 8:00 a.m. ET on Monday, October 11, 2004 to provide a forum for leading hepatologists to discuss the characteristics of a gut specific antibiotic and the use of antibiotic therapy in their clinical practice.

Salix is pleased to announce the following experts as participants in a panel discussion entitled:

“Perspectives in Hepatology: Characteristics of a Gut Specific Antibiotic and the Use of Antibiotic Therapy in Clinical Practice.”

Carroll B. Leevy, M.D.

Associate Professor of Medicine

Associate Director of Clinical Hepatology

The New Jersey Medical School Liver Center

Sammy Davis, Jr. National Liver Institute

Kevin D. Mullen, M.D.

Professor of Medicine

Case Western Reserve University

Consultant Hepatologist/Staff Gastroenterologist

Director, Gastroenterology Fellowship Program

MetroHealth Medical Center

F. Fred Poordad, M.D.

Assistant Professor of Medicine

Director of Hepatology and Liver Transplantation

Cedars-Sinai Medical Center

UCLA School of Medicine

Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through October 24.

The telephone numbers to access the conference call are (800) 263-8506 (U.S. and Canada) or (719) 457-2681 (international). The access code for the call is 967978. A replay of the call will be available from 11:00 a.m. ET, October 11, through October 24. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the replay is 967978.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. A granulated mesalamine product also is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for products, our reliance on our first few products including specifically COLAZAL and XIFAXAN, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.